EXHIBIT 11.1


                 HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES
              UNAUDITED NET LOSS PER COMMON EQUIVALENT SHARES




Basic and diluted net loss per                    Three Months Ended
  common share                                         March 31,
                                             ---------------------------
                                                 1999            1998
                                             ------------    -----------
Numerator:
  Net loss . . . . . . . . . . . . . . . .   $(11,461,802)   $(5,488,093)
Denominator:
  Weighted average common shares
     outstanding-basic . . . . . . . . . .     10,092,680     10,090,057
  Effect of dilutive stock options:
     Assuming exercise of options, reduced
       by the number of common shares
       which could have been purchased
       with the proceeds from exercise of
       such options. . . . . . . . . . . .             --             --
                                            -------------   ------------

  Weighted average number of common shares
     outstanding and dilutive stock
     options - diluted . . . . . . . . . .     10,092,680     10,090,057
                                            =============   ============

Net loss per common share. . . . . . . . .  $       (1.14)  $      (0.54)
Net loss per common share- assuming
  dilution . . . . . . . . . . . . . . . .  $       (1.14)  $      (0.54)